Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 03:11 PM 07/28/2005 FILED 03:11 PM 07/28/2005 SRV 050624191 — 3899567 FILE
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
     The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
     FIRST That by the unanimous written consent of the Board of Directors of Spirit AeroSystems, Inc., formerly known as Midwestern Aircraft Systems, Inc., in accordance with Section 141 of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a special meeting of the stockholders of said Corporation entitled to vote thereon for consideration thereof. The resolution setting forth the proposed amendment is as follows:
     BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended as follows:
ARTICLE 8 is hereby amended to read in its entirety as follows:
“8. The corporation shall indemnify to the fullest extent permitted by §145 of the General Corporation Law of Delaware, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such directors and officers; and the Corporation may, in its sole discretion, indemnify such other persons that such Section grants the Corporation the power to indemnify.”
     SECOND: That thereafter, pursuant to resolution of its Board of Directors and in accordance with the Bylaws of the Corporation and the laws of the State of Delaware, said directors submitted said amendment to the stockholders of the Corporation, who, pursuant to the provisions of Section 228 of the General Corporation of the State of Delaware, did unanimously consent to the proposed amendment.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 18th day of July, 2005.

By:	/s/ Jeffrey L. Turner
Authorized Officer
	Title:	President & CEO
	Name:	Jeffrey L. Turner